TECNOGLASS ANNOUNCES TIMING OF QUARTERLY DIVIDEND For Third Quarter 2017

- Dividend RAISED by 12% As Previosly ANNOUNCED -

- eXTENDS TIMING OF PURCHASE AGREEMENT FOR GM&P ACQUISITION THROUGH MAY 15, 2018 -

BARRANQUILLA, Colombia –August 29, 2017 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced the timing for the payment of its declared regular quarterly dividend, which as previously announced has been raised by 12% to $0.14 per share for the third quarter 2017. The dividend will be payable on October 27, 2017 to shareholders of record as of the close of business on September 29, 2017.

The dividend will be paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning October 2, 2017 and lasting until 5:00 P.M. Eastern Time on October 20, 2017. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares shall be the average of the closing price of the Company’s ordinary shares on NASDAQ during the ten trading day period from October 9, 2017 through October 20, 2017. If no choice is made during this election period, the dividend for this election period will be paid in ordinary shares of the Company

As previously reported, on March 1, 2017, Tecnoglass entered into and consummated a purchase agreement to acquire Giovanni Monti and Partners Consulting and Glazing Contractors, Inc. (“GM&P”), a Florida-based commercial consulting, glazing and engineering company, specializing in windows and doors for commercial contractors. Pursuant to the agreement, the purchase price for the acquisition was $35 million, of which $6.0 million was paid within 60 days of the agreement. The payable period on the remaining $29 million of the purchase price has been extended until on or before May 15, 2018, from the prior period of on or before September 1, 2017. All other terms of the Agreement remain in full force and effect.

José M. Daes, the Company’s Chief Executive Officer, commented, “We have a lot of value-enhancing initiatives underway at Tecnoglass, including a 12% increase to our dividend, a seamless integration of the GM&P acquisition, ongoing cost rationalization efforts and an expanding project backlog. We remain sharply focused on generating additional value for our shareholders as reflected by our stronger dividend which represents one of the highest dividend yields amongst our U.S. listed industrial peers. Furthermore, the addition of GM&P continues to significantly enhance our vertically integrated operations and contribute meaningfully to our growth in new markets. Our strong balance sheet affords us ample flexibility to fund the remaining purchase price of this acquisition through a range of capital resources available to us, which we look forward to completing through an accretive transaction by May 2018.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 900 customers in North, Central and South America, with the United States accounting for approximately 62% of revenues in 2016. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. In particular there can be no assurance that Tecnoglass will be able to continue to make regular quarterly dividend payments to the holders of its ordinary shares or achieve any of its corporate objectives. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com

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